Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Jane Randel Liz Claiborne Inc. 212-626-3408 Jane_Randel@liz.com

LIZ CLAIBORNE INC. ELECTS DOREEN A. TOBEN TO BOARD OF DIRECTORS

New York, NY, October 7, 2009: Liz Claiborne Inc. (NYSE:LIZ) today announced the election of Doreen A. Toben to the Company’s Board of Directors. Ms. Toben’s election brings the number of Directors to ten. Her initial term as director is effective immediately and will expire at the company’s May 21, 2010 annual meeting of stockholders, at which time she will be up for re-election.

Ms. Toben has very well-rounded financial expertise and experience in executing strategic initiatives. Most recently, she served as executive vice president of Verizon Communications, Inc., a position from which she retired in June 2009. From April 2002 to February 2009, she served as Verizon’s chief financial officer and was responsible for its finance and strategic planning efforts, and was a major force in positioning that company for future growth and ongoing financial strength. Prior to April 2002, Ms. Toben was senior vice president and chief financial officer with responsibility for finance and strategic planning for Verizon’s Telecom Group. A 30-year telecommunications veteran, she began her career at AT&T Corp. and over the years held various positions of increasing responsibility primarily in treasury, strategic planning and finance both there, and beginning in 1984 at Bell Atlantic Inc.

Since 2004, Ms. Toben has been on the Board of Directors of Citymeals-on-Wheels, The New York Times Company and Lincoln Center for the Performing Arts. She joined the National Advisory Board of J. P. Morgan Chase & Co. in 2003 and also served on the Board of Verizon Wireless.

Commenting on the nomination, Kay Koplovitz, Chairman of Liz Claiborne Inc.’s Board of Directors said, “Doreen’s extensive experience in financial discipline and driving improved execution and balance sheet management within Verizon will be beneficial to Liz Claiborne Inc., our shareholders and stakeholders. She is a seasoned executive who has implemented many strategic initiatives in her storied career, and we are thrilled that she has accepted our invitation to join the Board of Directors.”

About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Kate Spade, Juicy Couture, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Liz Claiborne and Monet families of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans Group. For more information visit www.lizclaiborneinc.com.